                                                                    EXHIBIT 12.1


                   Spieker Properties, L.P. and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
                         (in thousands, except ratios)

                                                                                                                 SPIEKER PARTNERS
                                                        SPIEKER PROPERTIES, L.P. CONSOLIDATED                   PROPERTIES COMBINED
                                       -----------------------------------------------------------------------  -------------------
                                                                                                    PERIOD OF         PERIOD OF
                                                                                                   NOVEMBER 19,       JANUARY 1,
                                                                                                     1993 TO           1993 TO
                                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,      NOVEMBER 18,
                                           1997           1996           1995          1994           1993               1993
                                       ------------   ------------   ------------   ------------   ------------  ------------------


Earnings:
  Income from operations before
    disposition of property, minority
    interest and extraordinary items..  $110,134       $ 65,764        $30,335        $13,363         $1,699          $(15,144)
  Interest expense(1).................    62,266         37,235         46,386         44,395          4,522            47,176
  Amortization of capitalized interest       385            266            195            183             21               154
                                        --------       --------        -------        -------         ------          --------
     Total Earnings...................  $172,785       $103,265        $76,916        $57,941         $6,242          $ 32,186
                                        ========       ========        =======        =======         ======          ========
Fixed charges:
  Interest expense(1).................  $ 62,266       $ 37,235        $46,386        $44,395         $4,522          $ 47,176
  Capitalized interest................     6,338          3,116          1,301            468             --               265
                                        --------       --------        -------        -------         ------          --------
     Total fixed charges..............  $ 68,604       $ 40,351        $47,687        $44,863         $4,522          $ 47,441
                                        ========       ========        =======        =======         ======          ========
Ratio of earnings to fixed charges....      2.52           2.56           1.61           1.29           1.38(2)           0.68(2)
                                        ========       ========        =======        =======         ======          ========
Fixed charges in excess of earnings...  $     --       $     --        $    --        $    --         $   --          $ 15,255
                                        ========       ========        =======        =======         ======          ========

------------
Notes:

     (1) Includes amortization of debt discount and deferred financing fees.

     (2) The ratio for the year ended December 31, 1993 (which combines the result of operations of Spieker Properties, L.P. and Spieker Partners Properties) is 0.74 and fixed charges in excess of earnings is $13,535.